Filed Pursuant to Rule 433, Registration No. 333-130584
SLM CORP. ®
Prospectus: Jul 22, 2008 and Prospectus Supplement Dated: Jul 22, 2008
For the Period: 8/25/2008 through 9/2/2008

Coupon	Interest	Maturity	Callable	Survivor’s Option[3]	COC[4]	Price[1]	Yeild[2]	Moody’s	S&P	CUSIP
8.300%	SEMI-ANNUAL(†††)	09/15/2013	09/15/09***	NO	YES	100.00	8.300%	Baa2	BBB-	78490GAW7
Settlement Date - Friday, September 5, 2008
Pricing Supplement as of Tuesday, September 2, 2008
(†††) First Payment Date 3/15/2009
*** Callable at 100% beginning on the call date above and continuously thereafter.
1 Prices are quoted as a percentage of par.
2 Yields are quoted on a semi-annual bond equivalent yield basis.
3 Current SLM EdNotes(R) issues do not include the Survivor’s Option feature.
4 Repurchase Upon a Change of Control Triggering Event.
SLM Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents SLM Corporation has filed with the SEC for more complete information about the SLM Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by visiting www.incapital.com. Alternatively, SLM Corporation, or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling (800) 321-7179.
All offerings are subject to prior sale.
Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.